United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  May 30, 2013

AMERICAN CARESOURCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2013, the term of the following directors of American CareSource Holdings, Inc. (the “Company”) expired at the time of the 2013 Annual Meeting of Stockholders of the Company (the “Annual Meeting”): Sami S. Abbasi, John N. Hatsopoulos, Derace L. Schaffer, M.D. and William J. Simpson, Jr. None of such directors were nominated for re-election at the Annual Meeting. The following directors were re-elected for another term: Edward B. Berger, Matthew P. Kinley, John Pappajohn and Richard W. Turner, Ph.D. In addition, Marc C. Oman was elected as a director of the Company for the first time.

At a meeting of the Board of Directors (the “Board”) held on May 30, 2013, the Board appointed Dr. Turner as its Chairman and in connection therewith approved the payment of an annual fee to Dr. Turner of $170,000 and the grant of a ten-year option to purchase 100,000 shares of the Company's common stock. The option, which was granted pursuant to the Company's 2009 Equity Incentive Plan, vests in equal monthly installments over 24 months and has an exercise price of $1.99 per share. The Board also approved a cash payment of $50,000 to Dr. Turner for services to the Company as a director and expense reimbursement since March 1, 2013.

At the May 30 meeting, the Board furthermore made the following committee appointments:

•	Audit Committee: Mr. Oman (Chair), Mr. Berger and Dr. Turner

•	Compensation Committee: Mr. Berger (Chair), Dr. Turner and Mr. Oman

•	Governance and Nominations Committee: Dr. Turner (Chair), Mr. Berger and Mr. Oman.

The Board approved a compensation plan for its non-employee directors, effective May 30, 2013, pursuant to which it eliminated the annual payment of cash fees to directors for services on the Board and its committees, including both retainers and per-meeting fees, with the exception of an annual cash retainer of $5,000 payable to the Chair of the Audit Committee and as otherwise disclosed above. The plan also provides for the annual grant to non-employee directors of 10,000 restricted stock units (RSUs) on the date of the Company's annual meeting of stockholders, as well as of 10,000 RSUs upon initial election to the Board. Pursuant to the provisions of the plan, each of the five members of the Board that were elected at the Annual Meeting received a grant of 10,000 RSUs on May 30, 2013, and Mr. Oman received a $5,000 cash retainer for service as the Chair of the Audit Committee. The RSUs were granted under the Company's 2009 Equity Incentive Plan and vest in equal monthly installments over 24 months.

The Board also appointed Matthew D. Thompson Acting Chief Operating Officer of the Company, replacing Mr. Simpson in that role. Mr. Simpson will continue to serve as President of the Company. In addition to his duties as Acting Chief Operating Officer, Mr. Thompson will continue to serve as the Company's Chief Financial Officer. The Board furthermore appointed Laura Little, 29, to the position of Vice President of Finance and Principal Accounting Officer. Ms. Little joined the Company as Senior Accountant in December 2009 and was promoted to the Manager of Accounting and Reporting in June 2011. Prior to joining the Company, she worked as a Senior Audit Associate at KPMG LLP, an audit, tax and advisory firm.

Finally, the Board extended the terms of the stock options held by Dr. Schaffer until such time as they would have ordinarily expired at the end of Dr. Schaffer's term as director in consideration for advice and counsel to be rendered to the Company in the future.

On June 3, 2013, James Honn replaced Rost Ginevich as the Company's Chief Information Officer. In connection with his appointment, Mr. Honn was granted ten year options to purchase 17,000 shares of common stock pursuant to the Company's 2009 Equity Incentive Plan. The options, which have an exercise price of $1.94 per share, vest in equal annual installments over five years.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, the holders of the Company’s common stock voted to elect each of the following directors to serve until the next annual meeting and until his successor is duly elected and qualified:

Director	Votes For	Votes Withheld	Broker Non-Votes
Edward B. Berger	2,891,622	167,668	N/A
Matthew P. Kinley	3,014,666	44,624	N/A
Mark C. Oman	3,013,850	45,440	N/A
John Pappajohn	3,014,166	45,124	N/A
Richard W. Turner	2,999,795	59,495	N/A

At the Annual Meeting, the Company’s stockholders also voted on the following proposals:

Proposal	For	Against	Abstain	Broker Non-Votes
To consider and provide an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers as described in the proxy statement (the “Say-on-Pay Vote”)	2,998,098	47,320	13,872	N/A
To ratify the selection of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013	3,053,048	2,203	4,039	N/A

Finally, at the Annual Meeting, the Company’s stockholders voted as follows on the proposal to consider and provide an advisory (non-binding) vote regarding the frequency of holding future Say-on-Pay Votes:

Every 3 Years	Every 2 Years	Every Year	Abstain	Broker Non-Vote
2,476,038	13,748	553,840	15,664	N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: June 5, 2013	By:	/s/ Matthew D. Thompson
Matthew D. Thompson
Acting Chief Operating Officer Chief Financial Officer